Exhibit 23.7

Božo Kolonja

DMD Consulting doo & University of Belgrade - Faculty of Mining and Geology

Focanska 1, 11000 Beograd, Serbia

Email: bozo.kolonja@rgf.bg.ac.rs

CONSENT OF QUALIFIED PERSON

Re:      Registration statement on Form F-3

I, Bozo Kolonja, in connection with the registration statement on Form F-3 of ArcelorMittal (the “Registration Statement”):

a)	consent to the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) in the Registration Statement, concerning the preparation of the mineral reserves and mineral resources estimates for ArcelorMittal Prijedor mine presented in ArcelorMittal’s Annual Report on Form 20-F for the year ended December 31, 2023 (the “2023 20-F”); and

b)	consent to the incorporation by reference of the 2023 20-F into the Registration Statement (and any amendments or supplements thereto).

I am responsible for authoring, and this consent pertains to, mineral reserves and mineral resources estimates for ArcelorMittal Prijedor mine included in the 2023 20-F.

I further consent to the incorporation by reference of this consent into any registration statement or post-effective amendment filed pursuant to Rule 462(b) or Rule 462(e) under the Securities Act of 1933, as amended, with respect to the securities registered in the Registration Statement.

Dated: March 4, 2024

/s/ Bozo Kolonja
Bozo Kolonja
Professor, PhD Mining Engineering
SME Professional (#04168328)